EXHIBIT 10.5.3

THIRD AMENDMENT TO

MORTGAGE PARTNERSHIP FINANCE®

SERVICES AGREEMENT

THIS THIRD AMENDMENT TO SERVICES AGREEMENT (the “Amendment”) is made as of the 1st day of February, 2001, between the FEDERAL HOME LOAN BANK OF CHICAGO (the “MPF® Provider”) and the FEDERAL HOME LOAN BANK OF PITTSBURGH (the “Pittsburgh Bank”).

RECITALS:

WHEREAS, the Pittsburgh Bank and the MPF Provider have previously entered into that certain MORTGAGE PARTNERSHIP FINANCE Services Agreement dated as of April 30, 1999, and amended by a First Amendment dated May 8, 2000, a Second Amendment dated May 19, 2000, and two supplemental letters dated May 16, 2000 and August 21, 2000 (together, the “Agreement”) pursuant to which the parties agreed, among other things, to make the MORTGAGE PARTNERSHIP FINANCE Program available to members of the Pittsburgh Bank; and

WHEREAS, the Pittsburgh Bank desires to enter into a Master Commitment for the Original MPF for FHA Insured /VA Guaranteed Loans dated February 1, 2001 (the “Nat City Government MC”) with National City Bank of Pennsylvania (“Nat City”) and to utilize a form for the Nat City Government MC that is not the currently published form provided by the MPF Provider for such purpose, and the MPF Provider is willing to consent to such non-standard form to evidence the Nat City Government MC, subject to the terms and conditions of this Amendment. Any capitalized terms not defined in this Amendment shall have the meaning assigned to them in the Agreement, which includes those terms defined in the PFI Agreement and the Guides and by reference included in the Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants contained herein and in the Agreement, the parties here agree as follows:

1. The Agreement is hereby amended with respect to the Nat City Government MC only, but not with respect to any other Master Commitments, by amending Section 2.5 so that the Nat City Government MC shall be excluded from the grant by the Pittsburgh Bank of a Transaction Services Participation to the MPF Provider, and the MPF Provider shall waive its right to receive a Transaction Services Participation in the Nat City Government MC.

2. The Pittsburgh Bank anticipates purchasing Three Hundred Million Dollars ($300,000,000) of FHA/VA Loans under the Nat City Government MC, and that the foregone Transaction Services Participation that would otherwise have been granted to the MPF Provider is an amount equal to twenty-five percent (25%) of the final amount of Program Loans delivered under the Nat City Government MC, such amount to be determined at the time the Nat City Government MC is filled or expires, whichever comes first (such, amount referred to herein as the “Forgone Participation Amount”). In consideration of waiving its right to receive a Transaction Services Participation under the Nat City Government MC, the MPF Provider agrees to accept in lieu thereof: (i) an increased percentage Transaction Services Participation from 25% to such percentage necessary to give the MPF Provider an anticipated additional interest equal to two-thirds of the Forgone Participation Amount in a Conventional Loan Master Commitment executed by the Pittsburgh Bank on or before August 14, 2001 (“Substitute Conventional MC”); and (ii) an increased percentage Transaction Services Participation from 25% to such percentage necessary to give the MPF Provider an anticipated additional interest equal to one-third of the Forgone Participation Amount in a Master Commitment for the Original MPF for FHA Insured /VA Guaranteed Loans executed by the Pittsburgh Bank on or before August 14, 2001 (“Substitute Government MC”, and together with the Substitute Conventional MC referred to as the “Substitute MCs”), provided, however, that if such increased Transaction Services Participation equal to the Forgone Participation Amount is not granted to the MPF Provider on or before August 14, 2001, then commencing in September, 2001, the MPF Provider shall charge the Pittsburgh Bank a Transaction Services Fee with respect to the Nat City Government MC (the first fee covering the period from February through August, and each month thereafter covering each preceding month), and the Pittsburgh Bank shall pay to the MPF Provider a monthly Transaction Services Fee, based on an annual rate of ten basis points (0.10%), on the outstanding principal balances of the Loans in the Nat City Government MC as compensation for the services to be provided to the Pittsburgh Bank under the Agreement for the Nat City Government MC, all payments to be made by the MPF Provider debiting the Pittsburgh Bank’s Clearing Account.

3. The parties agree that at the time the Substitute MCs are filled or expire, if the amount of the Participation Share granted to the MPF Provider under the Substitute MCs is less than 90% of an amount equal to the Forgone Participation Amount plus twenty-five percent (25%) of the amount of Program Loans delivered under the Substitute MCs (such difference referred to as the “Participation Shortfall”), then the Pittsburgh Bank shall grant increased Participation Shares to the MPF Provider in the next Master Commitments executed by the Pittsburgh Bank (for Conventional Loans and Government Loans) in the aggregate amount equal to the Participation Shortfall, such Participation Interest to be allocated between the two Master Commitments in the same ratio as that provided for the Substitute MCs.

4. The Agreement is hereby amended with respect to the Nat City Government MC only, but not with respect to any other Master Commitments, by amending Section 7.1.1. so that in the event the Pittsburgh Bank elects to exercise the Liquidity Option granted thereunder and Nat City requests any Delivery Commitments under the Nat City Government MC, the MPF Provider shall notify Nat City that no Delivery Commitments will be issued for the remainder of the Business Day, or such longer period for which the Pittsburgh Bank has exercised its Liquidity Option, with respect to the Nat City Government MC, unless the Pittsburgh Bank expressly excludes the Nat City Government MC from its Liquidity Option notice.

5. Except for the amendments contained herein, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

FEDERAL HOME LOAN BANKOF CHICAGO		FEDERAL HOME LOAN BANK OF PITTSBURGH

By:	/s/ Kenneth L. Gould	By:	/s/ William G. Batz
Name:	KENNETH L. GOULD	Name:	William G. Batz
Title:	EXECUTIVE VICE PRESIDENT	Title:	Executive Vice President /COO

		By:	/s/ Craig C. Howie
		Name:	Craig C. Howie
		Title:	Senior Vice President/CCO

3